Exhibit 99.1
ROHM AND HAAS REPORTS FOURTH QUARTER RESULTS:
EXCELLENT PERFORMANCE CAPS RECORD 2005
•	Fourth quarter earnings of $131 million, or $0.59 per share, include $45 million, after tax, or $0.20 per share, in restructuring and asset impairment charges announced in December.

•	Solid revenue growth across most businesses, with strong regional performances in Asia-Pacific, North America and Latin America.

•	Record quarterly sales of $353 million in the Electronic Materials business, contributed by strong growth in high margin advanced technology products.

•	Full year 2005 results represent a new record for the company in both sales of $7,994 million, and full-year 2005 earnings from continuing operations of $638 million, or $2.86 per share, which include $62 million, after tax, or $0.28 per share in restructuring and asset impairment charges.
PHILADELPHIA, Feb 2, 2006 — Rohm and Haas Company (NYSE: ROH) today reported fourth quarter 2005 sales of $2,012 million, an 8 percent increase over the same period in 2004. Higher selling prices accounted for 7 percent, higher volume and favorable mix accounted for 3 percent, with the impact of currency an unfavorable 2 percent. Fourth quarter earnings from continuing operations were $131 million, or $0.59 per share, including $45 million, after tax, or $0.20 per share, in restructuring and asset impairment charges.

	4th Quarter			Full Year
	2005	2004	% Change	2005	2004	% Change
Sales ($MM)	$2,012	$1,864	8%	$7,994	$7,300	10%
Earnings from continuing operations ($MM)	$131	$127	3%	$638	$496	29%
Diluted earnings per share from continuing operations	$0.59	$0.56	5%	$2.86	$2.21	29%

“Our fourth quarter was strong,” said Raj L. Gupta, chairman, president and chief executive officer, “and serves as an excellent capstone to a record performance in 2005. Our performance highlights the breadth of our portfolio of products and technologies and their ability to drive growth, and it also demonstrates that the pricing strategies we have adopted continue to enable us to recover unusually high raw material and energy costs,” he noted. “We have been successful in executing portfolio management strategies to shed underperforming business and move toward more technically advanced, higher growth and margin product lines, while maintaining a tight focus on operational excellence,” he added.
Fourth Quarter 2005 Business Results

Coatings
Sales in the Coatings business of $587 million represent a 5 percent increase over a strong fourth quarter 2004.
•	Architectural and Functional Coatings sales increased 7 percent over the comparable period, primarily due to higher selling prices and favorable product mix, offset by lower demand and the unfavorable impact of currency. Demand in the decorative paint segment was up versus the previous period, particularly in North America. Industrial coatings and construction segments were also strong, while the paper and graphic arts businesses were weak.

•	Powder Coatings sales decreased 3 percent, primarily due to weaker European currencies more than offsetting selling price increases and a modest volume improvement.

•	Automotive Coatings sales decreased 14 percent from the prior year period, primarily driven by lower demand for automotive parts at many of our customers in North America and weakness in non-automotive markets in the European region, offset slightly by selling price increases in North America to cover rising raw material costs.
Fourth quarter earnings for the Coatings business were $24 million, which included $5 million, after tax, in restructuring and asset impairment charges, compared to $38 million in earnings in the same period in 2004. This quarter’s earnings, compared to the prior year period, reflect the favorable impact of higher selling prices and a favorable product mix. This was more than offset by higher raw material and energy costs, and increased spending to support growth initiatives, along with lower volume overall.
Monomers
Sales of $454 million were up 21 percent over the same period a year ago, with third party sales, which comprise slightly over one third of total sales, increasing 9 percent. The third party sales increase, as well as the increase in sales to the downstream Rohm and Haas chemical businesses, was achieved through higher pricing, partially offset by the unfavorable impact of volume and currencies.
- more -

The monomers supply in the marketplace is relatively balanced, as new capacity is starting to come on-line, particularly in Asia, and demand remains healthy in the downstream applications. Monomers earnings of $55 million for the quarter increased from $32 million in the prior period, as increased selling prices more than offset higher raw material, energy and operating costs.
Performance Chemicals
Sales of $438 million were up 7 percent over the comparable period in 2004.
•	Sales in Plastics Additives were up 11 percent, the result of higher pricing in North America, Europe and Asia, and higher overall demand. The higher volume was mainly due to improved competitive positioning in European building and construction markets, while volume in North American markets was down slightly due to softer market conditions.

•	Consumer and Industrial Specialties sales were down 1 percent compared to the same period last year, due to lower volume primarily associated with previous portfolio management initiatives and the unfavorable impact of currency, partially offset by higher selling prices.

•	Sales for Process Chemicals were up 5 percent from the comparable period a year ago, reflecting strong demand for ion exchange resins in the industrial markets and higher selling prices, which were partially offset by the unfavorable impact of currency.
Performance Chemicals earnings were $43 million in the quarter, up from $40 million in the prior year period, due to overall higher pricing and strong demand, which more than offset increased raw material, energy and support costs and the unfavorable impact of currencies.
Electronic Materials
Sales of $353 million were up 14 percent over the prior year’s fourth quarter, primarily due to improved demand as the semiconductor and related industries continue their rebound from the soft conditions that existed in the first half of 2005. Sales on a sequential basis were up slightly compared to a very strong third quarter.
•	Semiconductor Technologies sales increased 12 percent over the same period in 2004, driven by higher demand in all regions, especially Asia-Pacific.

•	Circuit Board Technology sales were up 6 percent over the same period in 2004, reflecting continued growth in Asia-Pacific, partially offset by a weak market environment in North America and Europe.

•	Packaging and Finishing Technologies sales were 30 percent higher than the same period a year ago, with growth across all regions.
- more -

Electronic Materials’ advanced technology products, such as deep ultraviolet photoresists, anti-reflective coatings and chemical mechanical planarization pads and slurries, posted a 23 percent increase in sales year-over-year. The increase reflects growing acceptance of Rohm and Haas’s innovative new products, and contributed significantly to improved gross profit margins.
Fourth Quarter 2005 earnings for Electronic Materials were $31 million and reflect strong demand. This quarter’s results include $19 million, after tax, in restructuring and asset impairment charges related to the European and North American manufacturing, research and development, and sales and marketing organizations’ realignment announced on December 12. Earnings for the business were $33 million in the same period in 2004.
Salt
Sales of $293 million were up 15 percent over the same period a year ago, primarily due to strong demand for ice control products due to severe winter weather late in the quarter, along with higher selling prices and the favorable impact of currencies. Earnings for Salt were $28 million in the quarter, up from $23 million in the prior year period. Strong demand and higher selling prices enabled the recovery of higher energy, distribution, and other production costs.
Adhesives and Sealants
Sales of $173 million were down 1 percent versus the comparable period in 2004, as higher pricing to recover higher raw material and energy costs was more than offset by lower demand and the unfavorable impact of currencies. The lower volume reflected previous portfolio management initiatives to shed lower margin business. The business recorded a loss of $7 million, compared to earnings of $5 million in the fourth quarter of 2004. The decrease was the result of $16 million, after tax, in restructuring and asset impairment charges related to the European manufacturing realignment announced in December, and the unfavorable impact of raw material and energy costs partially offset by higher selling prices.
Corporate
Corporate expense of $43 million, after tax, for the quarter was down 2 percent from the $44 million in the prior year period, as lower interest expense and favorable insurance recoveries more than offset higher employee-related costs.
Fourth Quarter 2005 Regional Sales Performance
North American sales of $1,076 million were up 12 percent over the comparable period in 2004, the result of higher pricing and strong demand, primarily in Salt and Coatings. European sales were $465 million for the quarter, down 2 percent from the same period last year, due to the unfavorable impact of currency and slightly lower demand partially offset by higher selling prices. Asia-Pacific sales were $387 million, an 11 percent increase over the same period last year, largely due to higher demand for Electronic Materials products, as well as modest selling price increases, offsetting the unfavorable impact of currencies. Latin America
- more -

sales of $84 million in the quarter were 15 percent higher than the same period last year, reflecting higher selling prices, increased volume and the favorable impact of currencies.
Comments on the Fourth Quarter 2005 Income Statement
Gross Profit Margin in the quarter was 30.5 percent, compared to 29.2 percent in the same period last year, as higher demand and selling prices, along with a favorable product mix, more than offset higher raw material and energy costs and the unfavorable impact of currency.
Selling and Administrative (S&A) spending of $272 million is up $11 million, or 4 percent, over the same period a year ago, driven by higher employee compensation expenses. As a percentage of sales, S&A spending of 13.5 percent was down from 14.0 percent in the comparable period in 2004.
Research spending of $75 million was up $10 million or 15 percent from the same period a year ago, due largely to increased spending to support growth projects.
Interest expense for the quarter was $25 million, down 24 percent from the same period in 2004, primarily due to lower debt and a lower overall effective interest rate.
Income tax expense for the quarter was $48 million, reflecting an effective tax rate of 26.4 percent, as compared to income tax expense of $43 million, or an effective tax rate of 24.9 percent in the prior year period.
Full-Year 2005 Results
Full-year 2005 sales of $7,994 million increased approximately 10 percent over 2004, with higher selling prices representing approximately 9 percent, lower volumes of approximately 1 percent, and the favorable impact of currency 1 percent. Demand was higher in Electronic Materials and Salt while selling prices were up for most businesses. The lower volume experienced by some businesses was primarily the result of ongoing product portfolio management strategies to improve product mix toward higher growth, higher margin business and some regional weakness, particularly in the first half of the year, in Europe and parts of Asia-Pacific. Full-year earnings from continuing operations were $638 million, or $2.86 per share, compared to $496 million, or $2.21 per share, for the same period in 2004, primarily reflecting the impact of higher pricing implemented to offset rising raw material and energy costs, strong demand in Electronic Materials and Salt, and an overall favorable product mix. Full-year results include $62 million after tax, or $0.28 per share, in restructuring and asset impairment charges. Cash from operations for full-year 2005 was approximately $1 billion. Capital spending was $333 million.
- more -

“2005 is a story of excellent execution of our strategies to deliver sales and earnings growth with solid after-tax margin and return on capital improvement,” said Gupta. “We demonstrated our ability to effectively implement both pricing and portfolio management strategies to respond to extraordinary increases in raw material and energy costs, and to deal effectively with the impact of two Gulf Coast hurricanes,” he noted.
“In addition, we deployed our excellent cash flow to retire early $400 million of debt, repurchase 6 million shares of stock for $273 million, and increase our shareholder dividend by 16%, following a 14% increase in 2004,” Gupta said. “At the same time, we voluntarily increased our contributions to our U.S. pension and healthcare trusts by $137 million,” he added.
“Our 2005 performance also demonstrated the balance within the portfolio of businesses we have developed. We finished the year posting record sales and earnings with a strong market presence, a robust pipeline of new products and technologies, a culture of accountability, innovation and operating discipline, and a very strong balance sheet,” Gupta noted.
2006 Outlook
In discussing the company’s outlook for 2006, Gupta outlined the following assumptions:
•	Global GDP growth in 2006 should be approximately 3 percent, similar to 2005.

•	The U.S. Dollar will remain at current levels compared with both the Euro and Yen.

•	Raw material, energy and freight costs will likely remain at historically high levels and will be up significantly relative to 2005. We will continue to manage pricing to recover these increases and maintain margins.

•	Solid revenue growth is expected in our key markets, including electronic materials and coatings. At the same time, we expect the global supply of monomers to be more plentiful in 2006, and have assumed a more normal winter season for Salt ice control demand.

•	Full-year Gross Profit margins should be approximately 29 percent.

•	Selling, Administrative and Research expenses should be approximately 16 percent of sales.

•	Capital spending is expected to be approximately $425 million, in line with depreciation levels.

•	The effective tax rate for 2006 should be approximately 30 percent.
- more -

“Given these assumptions,” Gupta said, “sales growth should be in the 3 to 5 percent range, yielding annual sales of approximately $8.3 billion. Our 2006 earnings should be in the $3.00 to $3.20 per share range, reflecting the growth potential of the company’s business portfolio, its geographic reach, and the innovative products and services it provides to meet customer needs.”
#        #         #
This release includes forward-looking statements. Actual results could vary materially, due to changes in current expectations. The forward-looking statements contained in this announcement concerning demand for products and services, sales and earnings growth, and actions that may be taken to improve financial performance, involve risks and uncertainties and are subject to change based on various factors, including global economic conditions, the cost of raw materials, freight, natural gas, and other energy sources, and the ability to achieve price increases to offset such cost increases, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, the impact of new accounting standards, assessments for asset impairments, and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates. Further information about these risks can be found in the company’s SEC 10-K filing of March 1, 2005.
About Rohm and Haas Company
Rohm and Haas is a global leader in the creation and development of innovative technologies and solutions for the specialty materials industry. The company’s technologies are found in a wide range of markets including: Building and Construction, Electronics, Industrial Process, Packaging, Transportation, Household and Personal Care, Water, Food and Retail and Paper. Its technologies and solutions help to improve life everyday, around the world. Based in Philadelphia, Pa, the company generated annual sales of approximately $8 billion in 2005. Visit www.rohmhaas.com for more information.
imagine the possibilities™

CONTACTS:	Investor Relations	Media Relations
	Gary O’Brien	Richard Williams
	Director, Investor Relations	Financial Communications Manager
	Rohm and Haas Company	Rohm and Haas Company
	+1-215-592-3409	+1-215-592-2409
	GOBrien@rohmhaas.com	richardwilliams@rohmhaas.com

Rohm and Haas Company and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			Percent			Percent
	2005	2004	Change	2005	2004	Change
Net sales	$2,012	$1,864	8%	$7,994	$7,300	10%
Cost of goods sold	1,398	1,320	6%	5,596	5,171	8%

Gross profit	614	544	13%	2,398	2,129	13%

Selling and administrative expense	272	261		1,025	994
Research and development expense	75	65		273	263
Interest expense	25	33		117	133
Amortization of intangibles	14	15		59	62
Restructuring and asset impairments	71	17		98	18
Loss on early extinguishment of debt	—	—		17	—
Share of affiliate earnings, net	4	4		15	14
Other (income), net	(21)	(16)		(48)	(41)

Earnings from continuing operations before income taxes and minority interest	182	173		872	714
Income taxes	48	43		224	207
Minority interest	3	3		10	11

Earnings from continuing operations	$131	$127		$638	$496

Discontinued operations:
Gain (Loss) on disposal of discontinued line of business, net of income taxes	—	1		(1)	1

Net earnings	$131	$128		$637	$497

Basic earnings per share (in dollars):
From continuing operations	$0.60	$0.56		$2.88	$2.22
Gain (Loss) on disposal of discontinued line of business	—	0.01		(0.01)	0.01

Net earnings per share	$0.60	$0.57		$2.87	$2.23

Diluted earnings per share (in dollars):
From continuing operations	$0.59	$0.56		$2.86	$2.21
Gain (Loss) on disposal of discontinued line of business	—	0.01		(0.01)	0.01

Net earnings per share	$0.59	$0.57		$2.85	$2.22

Weighted average common shares outstanding — basic:	219.9	223.4		221.9	222.9
Weighted average common shares outstanding — diluted:	221.8	225.2		223.9	224.2

Other Data:
Capital spending	$138	$144		$333	$322
Depreciation expense	$103	$110		$422	$419
Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Rohm and Haas Company and Subsidiaries
Consolidated Balance Sheets
(in millions, except share data)
(preliminary and unaudited)

	December 31,	December 31,
	2005	2004
Assets
Cash and cash equivalents	$566	$625
Restricted cash	4	49
Receivables, net	1,507	1,469
Inventories	825	841
Prepaid expenses and other current assets	303	263

Total current assets	3,205	3,247

Land, buildings and equipment, net of accumulated depreciation	2,681	2,929
Investments in and advances to affiliates	146	141
Goodwill, net of accumulated amortization	1,601	1,724
Other intangible assets, net of accumulated amortization	1,618	1,665
Other assets	476	389

Total Assets	$9,727	$10,095

Liabilities and Stockholders’ Equity
Liabilities:
Short-term obligations	$121	$77
Trade and other payables	617	611
Accrued liabilities	763	839
Income taxes payable	234	213

Total current liabilities	1,735	1,740

Long-term debt	2,074	2,563
Employee benefits	703	706
Deferred income taxes	946	1,059
Other liabilities	241	226

Total Liabilities	5,699	6,294

Minority Interest	111	104

Commitments and contingencies

Stockholders’ Equity:
Preferred stock; par value — $1.00; authorized- 25,000,000 shares; issued-no shares	—	—
Common stock; par value — $2.50; authorized- 400,000,000 shares; issued — 242,078,349 shares	605	605
Additional paid-in capital	2,152	2,062
Retained earnings	1,762	1,370

	4,519	4,037

Treasury stock at cost (2005-20,115,637 shares; 2004- 16,818,129 shares)	(409)	(166)
ESOP shares (2005- 9,220,434 shares; 2004- 9,811,464 shares)	(88)	(94)
Accumulated other comprehensive loss	(105)	(80)

Total Stockholders’ Equity	3,917	3,697

Total Liabilities and Stockholders’ Equity	$9,727	$10,095

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Rohm and Haas Company and Subsidiaries	Appendix I
(in millions)
(unaudited)
     Net Sales by Business Segment and Region

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Business Segment
Coatings	$587	$560	$2,643	$2,395
Monomers	454	374	1,848	1,383
Performance Chemicals	438	411	1,690	1,590
Electronic Materials	353	310	1,332	1,250
Salt	293	255	925	829
Adhesives and Sealants	173	174	727	693
Elimination of Intersegment Sales	(286)	(220)	(1,171)	(840)

Total	$2,012	$1,864	$7,994	$7,300

Customer Location
North America	$1,076	$965	$4,216	$3,774
Europe	465	476	2,010	1,917
Asia-Pacific	387	350	1,459	1,342
Latin America	84	73	309	267

Total	$2,012	$1,864	$7,994	$7,300

     Net Earnings (Loss) from Continuing Operations by Business Segment (1)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004 (1)	2005	2004 (1)
Business Segment
Coatings	$24	$38	$214	$212
Monomers	55	32	197	95
Performance Chemicals	43	40	167	151
Electronic Materials	31	33	143	127
Salt	28	23	55	49
Adhesives and Sealants	(7)	5	19	37
Corporate	(43)	(44)	(157)	(175)

Total	$131	$127	$638	$496

(1)	In 2005, we adopted a new methodology for allocating shared service costs. Prior year amounts have been reclassified to conform to the current year presentation.

Rohm and Haas Company and Subsidiaries	Appendix II
(in millions)
(unaudited)
     Provision for Restructuring and Asset Impairments by Business Segment
     Pre-tax

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Business Segment
Coatings	$8	$1	$18	$2
Monomers	—	—	—	1
Performance Chemicals	4	—	2	5
Electronic Materials	29	3	31	3
Salt	—	—	—	—
Adhesives and Sealants	25	4	54	3
Corporate	5	9	(7)	4

Total	$71	$17	$98	$18

     After-tax

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Business Segment
Coatings	$5	$—	$12	$1
Monomers	—	—	—	1
Performance Chemicals	3	—	2	3
Electronic Materials	19	2	20	2
Salt	—	—	—	—
Adhesives and Sealants	16	2	35	2
Corporate	2	7	(7)	2

Total	$45	$11	$62	$11

     EBITDA (1) by Business Segment
     Due to the varying impacts of debt, interest rates, acquisition related amortization, asset impairments and effective tax rates, EBITDA is calculated to facilitate comparisons between Rohm and Haas Company and its competitors. EBITDA is not a measurement recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. Futhermore, this measure may not be consistent with similar measures presented by other companies.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004 (2)	2005	2004 (2)
Business Segment
Coatings	$61	$75	$422	$397
Monomers	94	61	347	197
Performance Chemicals	84	79	331	309
Electronic Materials	79	67	298	270
Salt	60	50	156	145
Adhesives and Sealants	17	18	115	98
Corporate	(31)	(19)	(118)	(86)

Total	$364	$331	$1,551	$1,330

     Reconciliation of EBITDA to Earnings from Continuing Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
EBITDA	$364	$331	$1,551	$1,330
Asset Impairments	40	—	81	2
Interest expense	25	33	117	133
Income taxes	48	43	224	207
Depreciation expense	103	110	422	419
Amortization of finite-lived intangibles	14	15	59	62
Minority Interest	3	3	10	11

Net Earnings from Continuing Operations	$131	$127	$638	$496

(1) EBITDA is defined as Earnings from Continuing Operations Before Interest, Taxes, Depreciation and Amortization, Asset Impairments and Minority Interest.
(2) In 2005, we adopted a new methodology for allocating shared service costs. Prior year amounts have been reclassified to conform to the current year presentation.

Rohm and Haas Company and Subsidiaries	Appendix III
(in millions)
(unaudited)
Net Sales by Business

	Twelve Months Ended
	December 31,
			Percent
	2005	2004	Change
Architectural and Functional Coatings	$2,212	$1,939	14%
Powder Coatings	322	342	-6%
Automotive Coatings	109	114	-4%

Coatings Segment	2,643	2,395	10%

Monomers Segment	1,848	1,383	34%

Plastic Additives	670	621	8%
Consumer and Industrial Specialties	512	481	6%
Process Chemicals	444	433	3%
Other	64	55	16%

Performance Chemicals Segment	1,690	1,590	6%

Semiconductor Technologies	757	714	6%
Circuit Board Technologies	297	297	0%
Packaging and Finishing Technologies	278	239	16%

Electronic Materials Segment	1,332	1,250	7%

Salt Segment	925	829	12%

Adhesives and Sealants Segment	727	693	5%

Elimination of Intersegment Sales	(1,171)	(840)	39%

Total Net Sales	$7,994	$7,300	10%